 Exhibit 5.1

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

June 18, 2025

Ollie’s Bargain Outlet Holdings, Inc.
6295 Allentown Boulevard, Suite 1
Harrisburg, Pennsylvania 17112

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the registration statement on Form S‑8 (the “Registration Statement”), filed by Ollie’s Bargain Outlet Holdings, Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 4,898,432 shares of Common Stock, $0.001 par value, of the Company (the “Shares”) that may be issued under the Ollie’s Bargain Outlet Holdings, Inc. 2025 Equity Incentive Plan (the “2025 Plan”) consisting of (i) 2,303,000 shares of Common Stock that are reserved for issuance in respect of the Plan, (ii) 1,477,862 shares of Common Stock available for issuance under the Ollie’s Bargain Outlet Holdings, Inc 2015 Equity Incentive Plan (the “2015 Plan”) and (ii) up to 1,117,570 shares of Common Stock underlying awards granted and outstanding under the 2015 Plan.

We are familiar with the actions taken by the Company in connection with the adoption of the 2025 Plan.  We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the 2025 Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP